UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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STARBUCKS CORPORATION

(Name of Registrant as Specified In Its Charter)

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The following is an additional webpage posted on Starbucks advocacy website on February 7, 2024

STARBUCKS CONTINUES TO INVEST IN THE PARTNER EXPERIENCE AND BRIDGE TO A BETTER FUTURE Comprehensive medical, dental, 250,000 Starbucks partners Starbucks continues to invest in and vision coverage options received a Bean Stock grant our partners’ future, matching give our partners real choice in 2024 and $2 billion 100% of the first 5% of eligible to customize benefits to meet awarded in additional contributions per pay period their unique needs earnings to partners made by partners participating in Future Roast 401(k) Starbucks has invested more 25,000+ Starbucks partners Starbucks partner-centric than 20% of fiscal year 2023 receive 100% upfront tuition staffing and scheduling will profits back into our partners coverage for their bachelor’s provide partners more hours and the stores where they degree through the Starbucks that meet their preferences work, increasing wages, College Achievement Plan at improving training programs, Arizona State University and adding new equipment1 2025 goal of 25,000+ graduates and $250 million invested

STARBUCKS BENEFITS AND COMPENSATION LEAD THE INDUSTRY1 Starbucks has a history of leadership in According to the results of a recent Benefit improving our partners’ experience; we Index analysis conducted by AON, Starbucks were among the first U.S. companies to offer continues to deliver more valuable equity grants and among the first retailers benefits for retail hourly partners than any to offer full health benefits for all of the more than 50 other U.S. companies eligible U.S. partners included in the study, inclusive of Fortune 200 and Fortune 500 companies Starbucks moved the wage floor for all U.S. retail Eligible U.S. retail hourly partners hourly partners to $15 per hour in 2022; by the pay increased by at least 3% in end of fiscal year 2025, Starbucks expects to double January 2024, with differentiated pay take home pay in the U.S., versus fiscal year 2020, for eligible tenured partners through more hours and higher wages Starbucks provides U.S. hourly retail partners an average wage of nearly $17.50 per hour and a barista wage range between $15 and $24 per hour. With benefits, total hourly compensation for baristas equates to approximately $27 per hour

OUR INVESTMENTS ARE PAYING OFF In Q1 FY24: Average partner hours increased 10%, Turnover of hourly partners leading to a 14% increase in decreased by 6% year-over-year partner sentiment In FY23, Starbucks: + + + + BEAT COMPANY’S PUBLICLY EXPANDED GAAP OPERATING ENHANCED THE PAID $3.4BN IN STATED ALGORITHM ON MARGINS BY 200BPS AND PARTNER EXPERIENCE DIVIDENDS AND SHARE COMP, REVENUE, AND NON-GAAP OPERATING ACROSS BUYBACKS EPS GROWTH MARGINS BY 100BPS KEY METRICS 1 Starbucks Raises the Bar with Industry-Leading Employee Benefits, Outperforming Competitors, November 6, 2023 © 2024 Starbucks Corporation.